Exhibit 21.1

SUBSIDIARIES OF
PERIMETER SOLUTIONS, INC.
As of December 31, 2024

Subsidiary	Jurisdiction of Formation
3PO LLC	Delaware
Auxquimia S.A.U.	Spain
Biogema S.A.S.	France
First Response Fire Rescue, LLC	Delaware
H&S Transport, LLC	Delaware
Horn Holdings, LLC	Delaware
IMS DE Holdings, LLC	Delaware
Intelligent Manufacturing Solutions, LLC	Delaware
Invictus France S.A.S.	France
LaderaTech, Inc.	Delaware
Perimeter Holdings, LLC	Delaware
Perimeter Intermediate, LLC	Delaware
Perimeter Solutions Canada Ltd.	Canada
Perimeter Solutions DE GmbH	Germany
Perimeter Solutions LLC	Delaware
Perimeter Solutions LP	Delaware
Perimeter Solutions North America Inc.	Delaware
Perimeter US, LLC	Delaware
Phosphorus Derivatives Inc.	Delaware
PSNA Holdings, LLC	Delaware
PSNA Intermediate Inc.	Delaware
River City Fabrication L.L.C	Delaware
SK Invictus Spain Sociedad Limitada	Spain
Solberg Asia Pacific Pty Ltd	Australia
Solberg Scandinavian AS	Norway